CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces its First Quarter 2023 Dividend

CAMDEN, Maine, March 28, 2023 /PRNewswire/ -- Gregory A. Dufour, President and Chief Executive Officer of Camden National Corporation (NASDAQ: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.42 per share. This quarterly payout results in an annualized dividend yield of 4.47% based on the March 27, 2023 closing price of the Company's common stock at $37.58 per share as reported by NASDAQ. The dividend is payable on April 28, 2023 to shareholders of record on April 14, 2023.

About Camden National Corporation

About Camden National Corporation (NASDAQ: CAC) is the largest publicly traded bank holding company in Northern New England with $5.7 billion in assets, and was proudly listed as one of the Best Places to Work in Maine in 2021 and 2022. Founded in 1875, Camden National Bank is a full-service community bank dedicated to customers at every stage of their financial journey. With 24/7 live phone support, 58 banking centers, and additional lending offices in New Hampshire and Massachusetts, Camden National Bank offers the latest in digital banking, complemented by award-winning, personalized service. To learn more, visit CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management.